EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-166822 on Form S-8 of our report dated March 25, 2011 relating to the financial statements of Alimera Sciences, Inc. (the “Company”) (which report expresses an unqualified opinion on such financial statements and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
March 25, 2011